Exhibit 99.2

Orexigen® Therapeutics Announces Full Exercise of Overallotment Option by Underwriters

San Diego, CA, July 24, 2009 – Orexigen Therapeutics, Inc. (NASDAQ: OREX) today announced that its underwriters fully exercised their overallotment option to purchase an additional 1,500,000 shares of its common stock in connection with its previously announced public offering that priced on July 23, 2009. Including the overallotment shares purchased, the company sold 11,500,000 shares at a public offering price of $7.50 per share, resulting in expected net proceeds to the company of approximately $81.6 million (after payment of the underwriting discounts and commissions and estimated expenses).

Leerink Swann LLC acted as sole book-running manager for the offering. Lazard Capital Markets LLC, Canaccord Adams Inc., JMP Securities LLC and Natixis Bleichroeder Inc. acted as co-managers for the offering.

The securities described above are being offered by Orexigen pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained from Leerink Swann LLC , Attention: Syndicate Department, One Federal Street, 37th Fl., Boston, MA 02110 or by calling Leerink Swann LLC, toll free, at 1-800-808-7525, Ext. 4814.

About Orexigen® Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead investigational product, Contrave®, has completed Phase 3 clinical trials and is on track for a regulatory submission with the FDA in the first half of 2010. The Company’s second product, Empatic™, is in the later stages of Phase 2 clinical development, with results expected in the second half of 2009. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss, through combination therapeutic approaches. Further information about the Company can be found at http://www.orexigen.com.

SOURCE Orexigen Therapeutics, Inc.

http://www.orexigen.com